The Investment Company of America 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

December 31, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,005,853
Class B	$21,001
Class C	$28,562
Class F1	$28,517
Class F2	$13,921
Total	$1,097,854
Class 529-A	$25,697
Class 529-B	$2,163
Class 529-C	$4,217
Class 529-E	$934
Class 529-F1	$554
Class R-1	$982
Class R-2	$8,218
Class R-3	$13,829
Class R-4	$13,162
Class R-5	$20,363
Class R-6	$47,583
Total	$137,702

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5600
Class B	$0.3524
Class C	$0.3474
Class F1	$0.5497
Class F2	$0.6186
Class 529-A	$0.5458
Class 529-B	$0.3261
Class 529-C	$0.3372
Class 529-E	$0.4680
Class 529-F1	$0.5979
Class R-1	$0.3551
Class R-2	$0.3466
Class R-3	$0.4685
Class R-4	$0.5485
Class R-5	$0.6267
Class R-6	$0.6410

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,732,646
Class B	51,001
Class C	79,087
Class F1	55,415
Class F2	23,769
Total	1,941,918
Class 529-A	48,414
Class 529-B	5,882
Class 529-C	12,555
Class 529-E	2,029
Class 529-F1	977
Class R-1	2,791
Class R-2	23,325
Class R-3	29,430
Class R-4	24,214
Class R-5	31,810
Class R-6	82,778
Total	264,205

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$28.16
Class B	$28.05
Class C	$27.97
Class F1	$28.12
Class F2	$28.15
Class 529-A	$28.12
Class 529-B	$28.06
Class 529-C	$28.06
Class 529-E	$28.07
Class 529-F1	$28.10
Class R-1	$28.02
Class R-2	$28.05
Class R-3	$28.10
Class R-4	$28.12
Class R-5	$28.15
Class R-6	$28.15